Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 4 TO THE RIGHTS AGREEMENT

This Amendment No. 4, dated as of February 5, 2013 (this “Amendment”), between Virgin Media Inc. (f/k/a Telewest Global, Inc.), a Delaware corporation (the “Corporation”), and Computershare Shareowner Services LLC (successor to The Bank of New York Mellon), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”) to the Rights Agreement, dated as of March 25, 2004, and as amended by Amendment No. 1 dated as of October 2, 2005, Amendment No. 2 dated as of March 3, 2006 and Amendment No. 3 dated as of October 27, 2010 (the “Rights Agreement”).  All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Corporation has entered into an Agreement and Plan of Merger, dated as of February 5, 2013, (as amended, supplemented, modified or replaced from time to time, the “2013 Merger Agreement”), by and among the Corporation, Liberty Global, Inc., a Delaware corporation (“Parent”), Lynx Europe Limited, a private limited company incorporated under English law and wholly-owned Subsidiary of Parent, (“UK Holdco”), Lynx US MergerCo 1 LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Lynx Merger Sub 1”), Lynx US MergerCo 2 LLC, a Delaware limited liability company and wholly-owned Subsidiary of Lynx Merger Sub 1 (“Lynx Merger Sub 2”), Viper US MergerCo 1 LLC, a Delaware limited liability company and wholly-owned Subsidiary of UK Holdco (“Viper Merger Sub 1”), Viper US MergerCo 2 LLC, a Delaware limited liability company and wholly-owned Subsidiary of Viper Merger Sub 1 (“Viper Merger Sub 2”, and, together with Lynx Merger Sub 1, Lynx Merger Sub 2 and Viper Merger Sub 1, the “Lynx Transaction Merger Subs”);

WHEREAS, the Board of Directors of the Corporation has determined that the 2013 Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, are advisable and fair to and in the best interests of the Corporation’s stockholders;

WHEREAS, the Board of Directors of the Corporation has determined, in connection with its contemplation of the 2013 Merger Agreement, that it is necessary and desirable to amend the Rights Agreement in connection with the 2013 Merger Agreement and the transactions contemplated thereby, including, without limitation, to exempt the 2013 Merger Agreement and the transactions contemplated thereby, including, without limitation, the Mergers (as defined in the 2013 Merger Agreement), from the application of the Rights Agreement as set forth in this Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that, subject to the provisions of Section 27(b) of the Rights Agreement, prior to the Distribution Date, the Corporation may and the Rights Agent shall, if the Corporation so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares;

WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agent shall execute this Amendment upon delivery of a certificate from an appropriate officer of the Corporation which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement (the “Officer’s Certificate”); and

WHEREAS, the Officer’s Certificate has been delivered to the Rights Agent and, pursuant to Section 27, the Corporation has directed that the Rights Agreement should be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Rights Agent hereby agree as follows:

1.              Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Liberty Global, Inc., a Delaware corporation (“Parent”), Lynx Europe Limited, a private limited company incorporated under English law and wholly-owned Subsidiary of Parent, (“UK Holdco”), Lynx US MergerCo1 LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Lynx Merger Sub 1”), Lynx US MergerCo2 LLC, a Delaware limited liability company and wholly-owned Subsidiary of Lynx Merger Sub 1 (“Lynx Merger Sub 2”), Viper US MergerCo1 LLC, a Delaware limited liability company and wholly-owned Subsidiary of UK Holdco (“Viper Merger Sub 1”), Viper US MergerCo2 LLC, a Delaware limited liability company and wholly-owned Subsidiary of Viper Merger Sub 1 (“Viper Merger Sub 2”, and, together with Lynx Merger Sub 1,  and Lynx Merger Sub 2 and Viper Merger Sub 1, the “Lynx Transaction Merger Subs”), or any of Parent’s, UK Holdco’s or the Lynx Transaction Merger Subs’ Affiliates shall become or be deemed to be an Acquiring Person or an Interested Stockholder (as defined herein) as a result of (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of February 5, 2013, among Parent, UK Holdco, the Lynx Transaction Merger Subs and the Corporation (as amended, supplemented, modified or replaced from time to time, the “2013 Merger Agreement”), (ii) the consummation of the Mergers (as defined in the 2013 Merger Agreement), (iii) the consummation of any other transactions contemplated in the 2013 Merger Agreement, including, without limitation, the exchange of common stock of the Corporation for cash and equity securities of UK Holdco pursuant to the 2013 Merger Agreement, or (iv) the public announcement of any of the foregoing.”

2.              Amendment to Defined Term Cross Reference Sheet.  In addition, the defined terms “Parent”, “UK Holdco”, “Lynx Merger Sub 1”, “Lynx Merger Sub 2”, “Viper Merger Sub 1”, “Viper Merger Sub 2”, “Lynx Transaction Merger Subs”, and “2013 Merger Agreement” and their respective corresponding section references shall be added in the appropriate alphabetical position in the table entitled “Defined Term Cross Reference Sheet”.

3.              Amendment to Section 1(u). Section 1(u) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the 2013 Merger Agreement, (ii) the consummation of the Mergers (as defined in the 2013 Merger Agreement), (iii) the consummation of any other transaction contemplated in the 2013 Merger Agreement, including, without limitation,   the exchange of common stock of the Corporation for cash and equity securities of UK Holdco pursuant to the 2013 Merger Agreement, or (iv) the public announcement of any of the foregoing.”

4.              Amendment to Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented by adding the following after the second proviso of the first sentence:

“; provided, further, that notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the 2013 Merger Agreement, (ii) the consummation of the Mergers (as defined in the 2013 Merger Agreement), (iii) the consummation of any other transaction contemplated in the 2013 Merger Agreement, including, without limitation, the exchange of common stock of the Corporation for cash and equity securities of UK Holdco pursuant to the 2013 Merger Agreement, or (iv) the public announcement of any of the foregoing.”

5.              Amendment to Section 3. Section 3 of the Rights Agreement is hereby further amended and supplemented by adding the following at the end of Section 3(d):

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution, delivery or performance of the 2013 Merger Agreement, (ii) the consummation of the Mergers (as defined in the 2013 Merger Agreement), (iii) the consummation of any other transaction contemplated in the 2013 Merger Agreement, or (iv) the public announcement of any of the foregoing.”

6.              Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting the phrase “(i) the Close of Business on March 2, 2014 (the “Final Expiration Date”),” and replacing it with “(i) the earlier of the First Viper Effective Time (as defined in the 2013 Merger Agreement) and the Close of Business on March 2, 2014 (the “Final Expiration Date”),”.

7.              Amendment to Section 7(b). Section 7(b) of the Rights Agreement is hereby amended and supplemented by adding the following sentence immediately following the end of the last sentence thereof:

“Notwithstanding the foregoing, no adjustment shall be made to the Purchase Price as a result of (i) the approval, execution, delivery or performance of the 2013 Merger Agreement, (ii) the consummation of the Mergers (as defined in the 2013 Merger Agreement), or (iii) the consummation of any other transaction contemplated in the 2013 Merger Agreement, including, without limitation, the exchange of common stock of the Corporation for cash and equity securities of UK Holdco pursuant to the 2013 Merger Agreement.”

8.              Effective Date. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

9.              Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

10.       Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid, illegal or incapable of being enforced, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify such provision so as to effect the original intent of the parties as closely as possible and in an acceptable manner with respect to such provision to the greatest extent possible.

11.       Notice. The Rights Agent and the Corporation hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

12.       No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

13.       Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14.       Headings.  The headings contained in this Amendment are for convenience only and shall not affect the meaning or interpretation of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

VIRGIN MEDIA INC.

By:	/s/ James F. Mooney
Name: James F. Mooney
Title: Chairman

[Signature Page to Rights Amendment]

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:	/s/ Peter Duggan
Name: Peter Duggan
Title: Managing Director

[Signature Page to Rights Amendment]